Exhibit 99.1

FOR IMMEDIATE RELEASE:

February 18, 2011

USEC Inc. Board of Directors Adds Two Noted Executives

BETHESDA, Md. – USEC Inc.’s (NYSE: USU) board of directors has elected former ConocoPhillips executive Sigmund L. Cornelius and former Boeing Company executive Walter E. Skowronski to the board effective March 1, 2011. Cornelius and Skowronski will also serve as members of the board’s Audit and Finance Committee.

Cornelius, 56, retired in January 2011 from ConocoPhillips, where he was senior vice president, finance, and chief financial officer from 2008 to 2010. Prior to that, he served as senior vice president, planning, strategy and corporate affairs from 2007 to 2008, having previously served as president, exploration and production—lower 48 from 2006 to 2007 and president, global gas from 2004 to 2006. Cornelius joined ConocoPhillips predecessor Conoco Inc. in 1980. He also serves on the board of directors of Carbo Ceramics Inc.

Skowronski, 62, retired in 2009 as senior vice president of The Boeing Company and president, Boeing Capital Corporation, a wholly owned subsidiary of The Boeing Company, a position he held from 2003 to 2009. Prior to that, he was Boeing’s senior vice president of finance and treasurer from 1999 to 2003. Prior to joining Boeing, Skowronski was vice president and treasurer of Lockheed Martin and its predecessor Lockheed Corporation from 1992 to 1999.

“We are pleased to welcome Sig and Walt to our board of directors,” said Chairman James R. Mellor. “Cornelius brings extensive management and finance experience at a large, diversified energy company as well as detailed knowledge of global energy markets. His guidance will benefit the company as we look to serve existing and emerging markets around the world.

“Skowronski will bring additional financial expertise to the board drawn from his experience executing large deals for Boeing’s products and his extensive relationships with global financial markets and institutions,” Mellor said. “His insights will be invaluable as we continue our progress towards obtaining financing to complete the American Centrifuge Plant.”

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts:

Media: Paul Jacobson (301) 564-3399

Investors: Steven Wingfield (301) 564-3354